EXHIBIT 10-D-3


                                   AGREEMENT


         AGREEMENT made and entered into effective as of the 15th day of April, 2004, by and between Hartmarx Corporation, a Delaware Corporation (the "Company"), and Elbert O. Hand ("Executive").

                             W I T N E S S E T H:

         WHEREAS, Executive has announced his intention to retire and will retire from his position as Chairman of the Board of the Company effective as of June 30, 2004; and

         WHEREAS, Executive has expressed his intention to continue to serve on the Board of Directors of the Company, subject to his election by stockholders at the Company's annual meetings; and

         WHEREAS, by virtue of his 35+ years of service, Executive expertise, skills, knowledge and abilities which are useful and the Company desires to continue to have the benefit of Executive's expertise, skills, knowledge and abilities; and

         WHEREAS, in recognition of Executive's long tenure and service to the Company and to receive the benefits of Executive's expertise, skills, knowledge and abilities, and to ensure that the skills and knowledge obtained by Executive as a result of his employment with the Company are not disclosed to the Company's competitors, Executive and the Company desire to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed and the parties agree as follows:

         1. Consulting Period; Renewals. The term of this Agreement (the "Consulting Period") shall be a one year period commencing July 1, 2004 and ending on June 30, 2005. The Consulting Period shall automatically renew on each subsequent July 1 for an additional one year period ending on the immediately following June 30, with the final renewal of the Consulting Period to commence on July 1, 2010 and end on June 30, 2011. In the event that a Change in Control shall have occurred during the Consulting Period, the term of this Agreement and the rights and obligations of the parties shall be governed by Section 8, below.

         2. Consulting Services. During the Consulting Period, Executive shall provide such consulting services as the Company may request from time to time. The "Consulting Services" to be provided by Executive shall include, but not be limited to:

                  (a) Customer relations, product development, selling, and marketing, including all of the foregoing with the Company's largest customers;

                  (b) Creative and production advice and services, from concept to finished product, as necessary and appropriate for the preparation and distribution of the Company's annual report required under Rule 14a-3 of the Securities Exchange Act of 1934, as amended;

                  (c) Consulting advice and expertise related to the Company's International Marketing Department and trademark licensing activities; and

                  (d) such other consulting activities, advice and projects as the Executive and the Company's Chief Executive Officer may from time to time agree.

Executive shall devote such time and energies as may be reasonable and necessary to perform the Consulting Services in order that the Company may receive the benefit of Executive's expertise, skills, knowledge and abilities, as contemplated and intended by this Agreement.

         3. Compensation. For and in consideration of the Consulting Services to be furnished by Executive, the Company agrees to pay or furnish to Executive, the following:

                  (a) Consulting Fee: The Company shall pay Executive during the Consulting Period, the sum of Seven Thousand and 00/100 Dollars ($7,000) per month, which Consulting Fee shall be paid to Executive on or about the first day of each month during the Consulting Period. Executive acknowledges and understands that Executive shall be solely responsible for all federal, state and local taxes assessed and payable with respect to said Consulting Fee.

                  (b) Medical and Dental Coverage:

                           (i) The Company shall provide Executive for the
                  term of Executive's natural life, with major medical and dental coverage providing to Executive, in effect, the same coverage, deductibles and co-payments as are available under the Hartmarx Corporation Group Medical Plan (the "GMP") from time to time, with the requirement that Executive pay to the Company the same premiums as are required under the GMP from time to time. Executive recognizes and acknowledges that the medical and dental benefits shall be provided by Executive's participation in Medicare as the primary medical coverage and with such other supplemental medical insurance policies as the Company may deem necessary, appropriate or advisable; provided however, that the actual benefits, reimbursements and costs to Executive shall be such as are available to Company employees under the GMP from time to time.
                  Company shall reimburse Executive on a semi-annual basis during the Consulting Period for the costs of Medicare premiums paid by Executive to the extent that such costs exceed the premium payable by employees under the GMP for Employee + one coverage. Executive covenants and agrees that he will enroll in Medicare coverage at the time that he makes application for Social Security retirement benefits and in the event Executive fails to enroll in Medicare the Company shall have no obligations under this Section 3(b)(i).

                           (ii) The Company shall provide medical and dental
                  coverage for Executive's current spouse providing to her, in effect, the same coverage, deductibles and co-payments as are available to Company employees under the GMP from time to time, until such time as Executive's spouse attains the age of 65 years. The medical and dental coverage to be afforded to Executive's spouse may be furnished pursuant to COBRA continuation coverage, individual or group policies, or a combination of the foregoing as the Company may deem appropriate.

                  (c) Office: For and during the Consulting Period, the Company shall provide Executive with appropriate office space, office furniture, telephones and associated office services, and including reasonable and appropriate secretarial services. The office space to be made available to Executive shall be at the Company's headquarters or at such other locations or sites as are then occupied by the Company or any of its subsidiaries, provided, however, that Company shall utilize its reasonable efforts to provide the office space in the same metropolitan area where the Company's headquarters are located. In addition, the Company's obligation under this Section 3(c) shall not require that a full-time secretary, dedicated solely to Executive, be provided to Executive.

                  (d) Automobile: For and during the Consulting Period, the Company shall provide to Executive the use of an automobile of the same general class, size and style as has been provided to Executive in the past.

                  (e) Expenses: The Company shall reimburse Executive for ordinary and necessary business expenses incurred, in accordance with the Company's expense reimbursement policy then in effect, however, the Company shall not reimburse Executive for any golf club, dining club or other membership fees or dues, all of which shall be Executive's responsibility.

         4. Executive's Covenants. Executive covenants and agrees that:

                  (a) Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its affiliates which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).

                  (b) Executive shall not engage directly or indirectly, anywhere, in any business or activity, whether as an individual, partner or employee, or as an officer, director or stockholder of a corporation or other entity which competes with or is in competition with the Company or any of its subsidiaries; provided however, that shareholdings representing less than 5% of the outstanding shares of any publicly held company shall not be a violation of this Section 4(b).

                  (c) Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.

                  (d) Executive shall not disparage, discredit or otherwise publicly criticize the Company, any affiliate thereof, or any of their respective officers, directors, or businesses or engage in any act, directly or indirectly, for purposes of disparaging, ridiculing or bringing scorn upon the Company, any affiliate thereof, or any of their respective officers, directors, businesses, tradenames or trademarks.

In the event of a breach or threatened breach of any provision set forth in this Section 4, the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and Executive acknowledges that damages would be inadequate and insufficient. Except as otherwise provided in Section 8, below, any termination of this Agreement shall have no effect on the continuing operation of and the Executive's covenants set forth in Sections 4(a) - (d), each of which shall survive the expiration or other termination of this Agreement.

         5. Termination. Except as otherwise provided in Section 8 following a Change in Control, this Agreement may be terminated only under the following circumstances:

                  (a) Death: This Agreement shall terminate upon the death of Executive, provided however, that the Company's obligations under
         Section 3(b)(ii) shall continue until Executive's spouse attains the age of 65 years.

                  (b) Disability: The Company may terminate this Agreement due to Executive's "Disability". Disability means a mental or physical condition which renders Executive unable or incompetent to carry out the duties and responsibilities of Executive hereunder or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six (6) months and which in the certified opinion of a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) months. In the event this Agreement terminates pursuant to this
         Section 5(b), the Company's obligations under Sections 3(b) and (d) shall continue as set forth in this Agreement.

                  (c) Executive's Request: Upon not less than thirty (30) days prior written notice to the Company, Executive may terminate this Agreement, such termination to be effective on the thirtieth day after Company's receipt of said notice. In the event this Agreement terminates pursuant to this Section 5(c), the Company's obligations under this Agreement shall thereupon cease and terminate and Executives obligations and duties hereunder shall likewise cease and terminate. Notwithstanding anything to the contrary set forth in this
         Section 5(c) or elsewhere in this Agreement, Executive's obligations under Sections 4(a) - (d) shall survive any termination of this Agreement.

                  (d) By the Company: In the event Executive defaults in the performance of his obligations under this Agreement, the Company may terminate this Agreement upon not less than thirty (30) days prior written notice to Executive in accordance with the procedures set forth in Section 6, below. In such event, all of the Company's obligations under this Agreement, except the obligation to provide continued medical coverage to Executive pursuant to Section 3(b)(i), shall thereupon cease and terminate.

         6. Executive's Default. In the event that Executive defaults under this Agreement by failing or refusing to devote such time and energies as may be reasonable and necessary to perform the Consulting Services as provided in this Agreement, the Company may terminate this Agreement only upon the satisfaction of each of the following requirements, such termination to be effective on the thirtieth day following the meeting referenced in Section 6(b):

                  (a) The Company shall have notified Executive in writing of the conduct or failure which forms the basis of such default and the Executive shall have failed to correct such conduct within thirty
         (30) days of the date of his receipt of such written notice from the Company;

                  (b) A meeting with Executive, the Chief Executive Officer of the Company, the then Lead Director and the then Chairman of the Compensation and Stock Option Committee of the Board of Directors shall be called for the stated purpose of determining whether Executive's acts or omissions (which shall include the particular conduct reference in the notice given under Section 6(a)) constitute a default under this Agreement, whether the Executive failed to correct such conduct and, if so, whether to terminate this Agreement; and

                  (c) Executive shall have failed to confirm to the Company in writing, at the meeting referenced in Section 6(b), that he remains ready, willing and able to perform his obligations under this Agreement.

Until such time as this Agreement is terminated, the Company shall continue to pay the Consulting Fee to Executive and provide the benefits required hereunder to Executive in accordance with the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Executive shall not be in default of his obligations under this Agreement if the Company (i) assigns any of Executive's duties set forth in Sections 2(a) -
(d) to other executives, or (ii) fails or refuses to assign other duties to Executive, provided however, that Executive remain ready, willing and able to perform such duties.

         7. Other Agreements and Benefits. Executive and Company are parties to other agreements, including (i) that certain Employment Agreement dated as of August 6, 1996, as amended and restated effective November 27, 2000, and as subsequently amended; (ii) that certain Severance Agreement dated as of August 6, 1996, as amended and restated effective November 27, 2000, and as subsequently amended; and (iii) that certain Elbert O. Hand Supplemental Benefit Compensation Agreement effective as of December 23, 1999, as amended (collectively the "Other Agreements"). In addition by virtue of Executive's employment with the Company, Executive is (or was) a participant in and is or may be entitled to benefits under various of the Company's benefit plans as a result of such employment status, including (v) The Hartmarx Corporation Retirement Income Plan, (w) The Hartmarx Corporation Savings Investment Plan,
(x) the Management Security Plan, (y) the Ellerman Plan and (z) the Company's stock option and incentive stock plans and the grant documents issued thereunder (collectively the "Benefits Plans"). Nothing set forth in this Agreement shall be deemed or construed as a modification, amendment, extension, termination, enhancement or diminution of any of the Other Agreements or benefits, including stock options and restricted stock awards, to which Executive is entitled under the Benefits Plans. The Other Agreements shall continue in full force and effect in accordance with their respective terms and the payment and amounts of benefits payable under the respective Benefits Plans shall be governed by the terms of the respective Benefits Plans.

         8. Change in Control.

                  (a) Upon a Change in Control during the Consulting Period, the Consulting Period and the term of this Agreement shall be automatically extended for a term ending on June 30, 2011. Following a Change in Control, the Executive and Company shall have the following options available under this Agreement:

                           (i) Company Option. Upon thirty (30) days prior
                  written to notice (the "Early Termination Notice") to Executive given at any time after a Change in Control, the Company may terminate this Agreement and shall continue to provide to Executive the benefits under Sections 3(b) and
                  (d) in accordance with the terms as set forth therein. In addition, not later than thirty (30) days after the date of the Early Termination Notice, the Company shall pay to Executive, in a lump sum, the Consulting Fee multiplied by the number of months remaining in the Consulting Period until June 30, 2011 (the "Termination Payment"). The Termination Payment shall be discounted to present cash value applying a rate equal to the average rate of interest incurred by the Company for incremental short term borrowings during the calendar quarter which immediately precedes the date of the Early Termination Notice.

                           (ii) Executive Option. Upon thirty (30) days prior
                  written to notice (the "Executive Notice") to Company given at any time after a Change in Control, the Executive may terminate this Agreement and upon the effective date of such termination by Executive all benefits and payments by the Company to Executive under this Agreement shall cease and neither party shall have any continuing rights or obligations one to the other.

                  (b) Upon termination of this Agreement by either Company or Executive in accordance with the provisions of this Section 8, except as expressly provided in Section 8(a)(i) and (ii), as applicable, all rights and obligations of the parties shall thereupon terminate and neither party shall have any continuing rights or obligations one to the other. In the event that neither Company nor Executive elect to terminate this Agreement in accordance with the provisions of this
         Section 8, and until such time as Company or Executive elect to terminate this Agreement pursuant to this Section 8, the Agreement shall continue in accordance with all of its terms through June 30, 2011. No termination of this Agreement pursuant to this Section 8 shall in any way affect, modify, diminish or enhance any of Executive's rights under Other Agreements or Benefits Plans as set forth in Section 7.

                  (c) A Change in Control shall mean the occurrence of any of the following:

                           (i) any Person is or becomes the Beneficial Owner,
                  directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation which would result in the record holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in substantially the same proportions as their ownership immediately prior to such merger or consolidation at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided that this exclusion shall only apply to the percentage obtained by merger or consolidation and shall cease to apply in the event additional securities are purchased in another transaction; or

                           (ii) during any period of two consecutive years
                  (not including any period prior to the date of the original Severance Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company ("Board") (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least 662/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (A) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (B) a "tender offer" (as such term is used in Section 14(d) of the Securities Exchange Act of 1934), (C) a proposed merger or consolidation of the Company, or (D) a request, nomination or suggestion of any one or more Beneficial Owner of voting securities of the Company representing 20% or more of the aggregate voting power of the voting securities of the Company or the surviving corporation, as applicable)) cease for any reason to constitute 662/3% of the Board then in office; or

                           (iii) there is consummated a merger or
                  consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than a merger or consolidation which would result in the record holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in substantially the same proportions as their ownership immediately prior to such merger or consolidation at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

                           (iv) the stockholders of the Company approve a plan
                  of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise) and which is directly or indirectly attributable to a public announcement by Executive (or others acting in concert with Executive) of an intention to take actions which, if consummated, would constitute such Management Change in Control. In addition, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the combined voting power of the Company's outstanding securities immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

         "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act) prior to the transaction resulting in the Change in Control, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.

         "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

         9. Nonalienation; Non-Assignment. The interests of Executive under this Agreement are not subject to the claims of his creditors, other than the Company and its subsidiaries, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered. In addition, the Consulting Services to be provided by Executive hereunder are unique and the services to be provided hereunder may not be performed by other then Executive. Accordingly, Executive may not assign or transfer any of his duties under this Agreement.

         10. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and, if (i) sent by registered mail or certified mail, or (ii) personally delivered, or (iii) sent via nationally recognized courier service, to the Company at its principal executive offices, to the attention of its Chief Executive Officer, or to Executive at the last address as reflected in the Company's records, as the case may be.

         11. Amendments; Binding Effect. No amendment, modification or supplement to this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall constitute or be deemed a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and upon the Company's successors (including, but not limited to, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and assigns.

         12. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

         13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Illinois without regard to common law conflicts of laws principles.

         14. WAIVER OF JURY TRIAL. THE COMPANY AND EXECUTIVE WAIVE THEIR RIGHTS TO REQUEST A JURY TRIAL IN ANY LAWSUIT RELATING TO THIS AGREEMENT.

         15. Entire Agreement; No Third-Party Beneficiaries. This Agreement
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer upon any person other than the parties hereto and other persons specifically enumerated herein any rights or remedies hereunder.

         16. Counterparts. The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

               [signatures appear on immediately following page]

         IN WITNESS WHEREOF, Executive has set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

HARTMARX CORPORATION


By: /s/ RAYMOND F. FARLEY                        /s/ ELBERT O. HAND
    -----------------------------                -----------------------------
    Raymond F. Farley, Chairman                  Elbert O. Hand
    Compensation and Stock
    Committee of the Board of
    Directors

Attest:


    /s/ TARAS R. PROCZKO
    ----------------------------
    Taras R. Proczko, Secretary